EXHIBIT 2.2
LOCK-UP AND VOTING AGREEMENT
     This LOCK-UP AND VOTING AGREEMENT (this “Agreement”), dated as of October 8, 2009, is by and among the Persons executing this Agreement as “Consenting Noteholders” on the signature pages hereto (each a “Consenting Noteholder”), the Persons executing this Agreement as “Consenting Lenders” on the signature pages hereto (each, a “Consenting Lender” and together with the Consenting Noteholders, the “Consenting Creditors”) and NCI Building Systems, Inc. (the “Company”).
RECITALS
     WHEREAS, the Company is party to an Investment Agreement, dated as of August 14, 2009 and as amended by that Amendment, dated as of August 28, 2009 and that Amendment dated as of August 31, 2009 (as in effect on the date hereof, the “Investment Agreement”), by and between the Company and Clayton, Dubilier & Rice Fund VIII, L.P. (“Investor”), pursuant to which Investor has agreed to invest, subject to the terms and conditions contained therein, $250,000,000 in the Company (the “Investment”);
     WHEREAS, in accordance with the Investment Agreement, the Company has commenced an offer to acquire any and all of the Company’s outstanding 2.125% Convertible Senior Subordinated Notes due 2024 (the “Notes”) in exchange for cash and shares of common stock of the Company (the “Offer”);
     WHEREAS, the Investment Agreement contemplates a Term Loan Refinancing (as defined in the Investment Agreement) pursuant to which the Company would agree to prepay all principal obligations under the Credit Agreement, dated as of June 18, 2004, among the Company, the subsidiaries of the Company party thereto as guarantors, Wachovia Bank, National Association, as Administrative Agent and the other financial institutions party thereto as lenders (the “Lenders”) and agents (as amended from time to time, the “Credit Agreement”) in excess of $150 million, together with accrued and unpaid interest thereon (the “Prepayment”), and enter into an amendment and restatement of the Credit Agreement (the “Restatement”) in the form set forth in the Form of Amended Credit Agreement attached as Exhibit A to the Investment Agreement, but subject to the matters set forth on Schedule B hereto;
     WHEREAS, the Investment Agreement contemplates that, as an alternative to achieving the Restructuring (as defined in the Investment Agreement) through effectuating inter alia the Offer, the Prepayment and the Restatement, the Company would effectuate the Restructuring through the effectiveness of the Prepackaged Plan (as defined in the Investment Agreement) by commencing cases (the “Cases”) under the Bankruptcy Code (as defined in the Investment Agreement) in the Bankruptcy Court (as defined in the Investment Agreement) and in connection therewith, the Company has distributed to the holders of Notes and the Lenders the Solicitation Materials (as defined in the Investment Agreement) and is seeking the affirmative vote of the Lenders and the holders of Notes on such prepackaged bankruptcy plan prior to commencing the Cases;

     WHEREAS, it is a condition precedent to the consummation of the transactions contemplated by the Investment Agreement that (a) not less than 95% in principal amount of the Notes are tendered in the Offer and not less than 100% of the Term Lenders agree to the Prepayment and the Form of Amended Credit Agreement or (b) in the alternative, the Company receives the Requisite Acceptances (as defined in the Investment Agreement) to allow the Prepackaged Plan to be confirmed in the Cases; and
     WHEREAS, concurrently with the execution of this Agreement, the Company and the Investor will enter into an amendment (the “Investment Agreement Amendment”) relating to the Investment Agreement pursuant to which the Investor and the Company will agree that the Form of Amended Credit Agreement attached to the Investment Agreement immediately prior to the Investment Agreement Amendment (except with respect to Section 3(c)(vi)(ii), Section 6(g)(iii) and Section 6(q)(i)(B) of the Investment Agreement) shall give effect to the matters set forth on Schedule B hereto, in accordance with the terms and conditions set forth in the Investment Agreement Amendment (whether the Term Loan Refinancing is effectuated out of court or through the effectiveness of the Prepackaged Plan in the Prepackaged Plan Proceeding).
     NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
I. CERTAIN DEFINITIONS
     Section 1.1 Capitalized Terms. Capitalized terms used in this Agreement and not defined herein have the meanings ascribed to such terms in the Investment Agreement (as amended by the Investment Agreement Amendment) as in effect on the date hereof and without giving effect to any subsequent amendment, waiver or consent thereto. The terms “Intercreditor Agreement”, “Guarantee and Collateral Agreement” and “Mortgages” have the meanings ascribed to such terms in the Form of Amended Credit Agreement.
     Section 1.2 Other Definitions. For the purposes of this Agreement:
          (a) “Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 or Rule 13d-5 under the Exchange Act).
          (b) “End Date” means the date of termination of this Agreement in accordance with Article V of this Agreement.
          (c) “Loans” means the loans under the Credit Agreement.
          (d) “Required Consenting Creditors” means Consenting Creditors holding not less than 66 2/3% in aggregate principal amount of the Notes and Loans held by all Consenting Creditors.
          (e) “Transfer” means to, directly or indirectly, (i) sell, pledge, assign, encumber, grant an option with respect to, transfer or dispose of any participation or interest (voting or otherwise) in or (ii) enter into an agreement, commitment or other arrangement to sell, pledge, assign, encumber, grant an option with respect to, transfer or dispose of any participation or interest (voting or otherwise) in, the subject matter of the Transfer, or the act thereof.
II. AGREEMENT TO TENDER, VOTE AND SUPPORT
     Section 2.1 Agreement to Tender. Subject to the terms and conditions hereof (including the execution and delivery of the Investment Agreement Amendment) and provided that (1) the economic terms of the transactions contemplated by the Investment Agreement after giving effect to the matters referred to on in Schedule B hereto (including the Offer, the Prepayment, the Restatement and the Investment, and giving effect to the matters referred to on in Schedule B hereto, collectively, the “Transactions”) are not altered or amended in a manner adverse to the Consenting Noteholders, (2) the consideration (and mix of consideration) being offered in the Transactions is not altered or amended and (3) the other terms of the Transactions are not altered or amended in a manner materially adverse to such Consenting Noteholder, each Consenting Noteholder hereby irrevocably agrees to promptly (but in any event not later than the third (3rd) Business Day after the date hereof) tender in the Offer, and not withdraw from the Offer, all Notes held by or Beneficially Owned by it, or with respect to which it serves as manager or investment advisor having the unrestricted power to vote or dispose thereof, unless the Offer shall have been terminated in accordance with its terms; provided that such Consenting Noteholder may withdraw such Notes from the Offer in order to effect a Transfer of such Notes in compliance with Section 2.4(c) of this Agreement so long as any transferee of such Notes shall promptly thereafter tender such Notes in the Offer.
     Section 2.2 Agreement to Accept Prepayment and Restatement. Subject to the terms and conditions hereof (including the execution and delivery of the Investment Agreement Amendment) and provided that (1) the economic terms of the Transactions are not altered or amended in a manner adverse to the Consenting Lenders, (2) the consideration (and mix of consideration) being offered in the Transactions is not altered or amended and (3) the other terms of the Transactions are not altered or amended in a manner materially adverse to such Consenting Lender, each Consenting Lender hereby irrevocably agrees, contemporaneously with the consummation of the Investment, to accept the share of the Prepayment applicable to the obligations under the Credit Agreement held by it or Beneficially Owned by it, or with respect to which it serves as manager or investment advisor having the unrestricted power to vote or dispose thereof, and, with respect to the remaining obligations under the Credit Agreement held by it, or with respect to which it serves as manager or investment advisor having the unrestricted power to vote or dispose thereof, execute a new credit agreement in the form of the Form of Amended Credit Agreement after giving effect to the matters referred to in Schedule B hereto (with the completion of items currently blank as agreed upon by Wachovia Bank, National Association (or any successor thereto), as administrative agent). Each Consenting Lender hereby acknowledges and agrees that the Intercreditor Agreement, the Guarantee and Collateral Agreement, the Mortgages, the other Amended Credit Documents (other than the Amended Credit Agreement), and the other Ancillary Refinancing Documents entered into or delivered pursuant to or in connection with any of the transactions contemplated by the Amended Credit Agreement, will be in form and substance as agreed upon by Wachovia Bank, National Association (or any successor thereto), as administrative agent; provided, however, that to the extent draft forms of any such documents have been provided to the Consenting Lenders prior to the date hereof, the definitive forms of such documents shall not be materially altered from the draft forms so provided in a manner adverse to the Consenting Lenders.
     Section 2.3 Agreement to Vote. Subject to the terms and conditions hereof (including the execution and delivery of the Investment Agreement Amendment) and provided that the terms of the Prepackaged Plan as set forth in the Investment Agreement (after giving effect to the matters referred to on Schedule B hereto) are not altered or amended and provided further that it has received the Solicitation Materials in compliance with Section 1126(b) of the Bankruptcy Code, each Consenting Creditor hereby irrevocably agrees to timely (as set forth in the Solicitation Materials and in any event prior to the Initial Expiration Date) vote, and not change or revoke such vote, all Notes and/or all obligations under the Credit Agreement held by it, or with respect to which it serves as manager or investment advisor having the unrestricted power to vote, in favor of the Prepackaged Plan; provided that the terms of the Prepackaged Plan are consistent with Exhibit I to the Investment Agreement (after giving effect to the matters referred to on Schedule B hereto) and otherwise reasonably satisfactory to Consenting Creditors holding not less than 50.0% in principal amount of all Loans and Notes held by all Consenting Creditors in the aggregate.
     Section 2.4 Additional Agreements of Consenting Creditors.
          (a) Against Other Transactions. Subject to the terms and conditions hereof (including the execution and delivery of the Investment Agreement Amendment) and provided that (1) the economic terms of the Transactions are not altered or amended in a manner adverse to the Consenting Lenders, (2) the consideration (and mix of consideration) being offered in the Transactions is not altered or amended and (3) the other terms of the Transactions are not altered or amended in a manner materially adverse to such Consenting Lender, each Consenting Creditor agrees that, from and after the date hereof, it will not directly or indirectly seek, solicit, support, formulate or encourage any other plan, sale, proposal or offer of reorganization or liquidation, merger, restructuring or recapitalization of the Company and/or its subsidiaries that could reasonably be expected to prevent, delay or impede the Transactions on the terms set forth in the Investment Agreement, and that each Consenting Creditor agrees it shall not (i) object to, or otherwise commence any proceeding opposing, any of the terms of the Transactions or the Transaction Documents, (ii) take any action, including but not limited to objecting to the Prepackaged Plan, which is inconsistent with, or that would delay approval, consummation or confirmation of any of the Transactions or any of the Transaction Documents or (iii) take any action that would make any representation or warranty of such Consenting Creditor herein untrue or incorrect in any material respect, or have the effect of preventing or disabling the Consenting Creditor from performing its obligations hereunder in any material respect.
          (b) Restrictions on Transfer, Etc. Each Consenting Creditor agrees, from and after the date hereof, not to directly or indirectly Transfer any Note or Loan or interest therein other than a Transfer that does not require registration under the Securities Act and in accordance with the terms of the Credit Agreement and the Indenture, as applicable, to (x) a transferee that is a Consenting Creditor or any Affiliate thereof, (y) a transferee that is a “Consenting Creditor” under that certain Lock-Up and Voting Agreement, dated as of August 31, 2009, by and among the Company and the creditors of the Company signatory thereto (an

“Other Consenting Creditor”) or (z) a transferee that represents that it is a “Qualified Institutional Buyer” within the meaning of Rule 144A under the Securities Act. Unless such Transfer is to a Consenting Creditor or an Other Consenting Creditor, such Transfer shall be pursuant to a privately negotiated transaction and the transferee shall execute and deliver to the Company a joinder agreement pursuant to which the transferee agrees to be bound by the terms of this Agreement as though it had been an original signatory hereto, including the making of the representations by the Consenting Creditors therein, including those in Sections 3.1(d) through 3.1(h). Any Transfer of any Note or Loan in violation of the foregoing shall be deemed ineffective to Transfer any right to accept or reject the Prepayment, the Restatement or the Offer, which right shall remain with and be exercised only by the purported transferor. This Agreement shall in no way be construed to preclude any Consenting Creditor from acquiring additional Notes or Loans; provided that such Notes or Loans shall become subject to the terms hereof as if such Notes or Loans had been held by such Consenting Creditor as of the date of this Agreement; provided further that any such Consenting Creditor acquiring additional Notes or Loans shall notify the Company of the amount of any such additional Notes or Additional Loans and Schedule A hereto shall be updated accordingly. Nothing in this Agreement shall prohibit any Consenting Creditor from ordinary course pledges of Notes in a prime brokerage account. In addition, a Consenting Creditor shall not be bound by the provisions of this Agreement with respect to any Notes or Loans acquired by it after the date hereof in its capacity as a Qualified Marketmaker (other than Notes or Loans that were acquired from a Consenting Creditor or that otherwise were subject to this Agreement). For purposes of this Agreement, (i) a “Qualified Marketmaker” means an entity that (x) holds itself out to the public as standing ready in the ordinary course of its business to purchase from customers and sell to customers Marketmaker Contracts (defined below) (or to enter with customers into long and short positions in derivative contracts that constituted Marketmaker Contracts), in its capacity as a dealer or market maker in such Marketmaker Contracts, and (y) regularly makes a two-way market in such Marketmaker Contracts; and (ii) a “Marketmaker Contract” means, without limitation, (x) debt securities issued or guaranteed by the Company, (y) options, forward contracts, swaps or other derivative contracts that require the delivery of such debt securities, or that require the payment of money determined by reference to the value or yield of such debt securities or (z) secured, unsecured and undersecured claims against the Company, including, without limitation, bank debt, trade claims, lease claims and deficiency claims.
          (c) Public Statement. Each Consenting Creditor agrees that it shall not issue any press release or make any other public statement with respect to the Investment Agreement, the Offer, the Prepayment, the Form of Amended Credit Agreement or the Prepackaged Plan or any other transaction contemplated by the Investment Agreement without the prior written consent of the Company, except as may be required by applicable Law.
          (d) Additional Matters. Each Consenting Creditor shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company may reasonably request for the purpose of effecting the tenders and votes of such Consenting Creditor contemplated by Sections 2.1, 2.2 and 2.3 of this Agreement.

III. REPRESENTATIONS AND WARRANTIES
     Section 3.1 Representations and Warranties of Consenting Creditors. Each Consenting Creditor, severally and not jointly, represents and warrants to the Company as of the date of this Agreement and at all times during the term of this Agreement, as follows:
          (a) Such Consenting Creditor has the requisite capacity and authority to execute and deliver this Agreement and to fulfill and perform such Consenting Creditor’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Consenting Creditor and constitutes a legal, valid and binding agreement of such Consenting Creditor enforceable by the Company against such Consenting Creditor in accordance with its terms, subject to the effects of bankruptcy and similar laws affecting creditors’ rights generally.
          (b) Except for any changes as a result of Transfers made in accordance with Section 2.4(c) of this Agreement or as a result of acquisitions contemplated by the last sentence of Section 2.4(c) of this Agreement:
          (i) Such Consenting Creditor (or, in the case of record ownership, its nominee through which such Consenting Creditor holds Loans and/or Notes) is (or with respect to trades pending settlement, will be) the record and Beneficial Owner, and such Consenting Creditor has (or with respect to trades pending settlement, will have) good, valid and marketable title, free and clear of any Liens (other than those arising under this Agreement and other than those that would not adversely affect such Consenting Creditor’s performance of its obligations under this Agreement), and/or is the authorized manager or investment advisor with respect to, the principal amount of Loans and/or Notes set forth next to such Consenting Creditor’s name on Schedule A hereto, and, except as provided in this Agreement, has full and unrestricted power to dispose of and vote all of such Loans and/or Notes without the consent or approval of, or any other action on the part of any other Person, and has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement inconsistent with this Agreement with respect to, such Loans and Notes.
          (ii) Except for any Excluded Notes or Excluded Loans in the case of a transferee of Notes or Loans, the Loans and Notes set forth next to such Consenting Creditor’s name on Schedule A hereto constitute all of the Loans and Notes that are Beneficially Owned by such Consenting Creditor, or as to which such Consenting Creditor serves as manager or investment advisor having the unrestricted power to vote or dispose thereof, as of the date hereof, and such Consenting Creditor does not Beneficially Own or otherwise so manage or advise with respect to, any other Loans or Notes. For purposes of this Agreement, “Excluded Notes” and “Excluded Loans” mean any Notes or Loans, respectively, acquired by a Consenting Creditor after the date hereof in its capacity as a Qualified Marketmaker (other than Notes or Loans that were acquired from a Consenting Creditor or that otherwise were subject to this Agreement pursuant to the fifth sentence of Section 2.4(c)).
          (c) None of the execution and delivery of this Agreement by such Consenting Creditor, the consummation by such Consenting Creditor of the transactions contemplated hereby or compliance by such Consenting Creditor with any of the provisions hereof (i) requires any consent or other Permit of, or filing with or notification to, any Governmental Entity or any other Person by such Consenting Creditor other than has been taken or made or, (ii) results in a violation or breach of, or constitutes (with or without notice or lapse of time or both) a default (or gives rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any organizational document or contract to which such Consenting Creditor is a party or by which such Consenting Creditor or any of such Consenting Creditor’s properties or assets (including such Consenting Creditor’s Loans and Notes) may be bound, (iii) violates any order or law applicable to such Consenting Creditor or any of such Consenting Creditor’s properties or assets (including such Consenting Creditor’s Loans and Notes), or (iv) results in a Lien upon any of such Consenting Creditor’s properties or assets (including such Consenting Creditor’s Loans and Notes).
          (d) Such Consenting Noteholder (i) is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, (ii) is aware that the offer and sale of the Common Stock pursuant to the Offer and the Prepackaged Plan (except to the extent that Securities distributed under the Prepackaged Plan may be resold, pledged or otherwise transferred under Section 1145 of the Bankruptcy Code) (the “Securities”) to it is being made in reliance on a private placement exemption from registration under the Securities Act and not by means of a general solicitation or general advertising (iii) is acquiring the Securities for its own account and has no current intention to Transfer any of its Notes or Loans or the Common Stock received pursuant to the Offer or the Prepackaged Plan (except to the extent that Securities distributed under the Prepackaged Plan may be resold, pledged or otherwise transferred under Section 1145 of the Bankruptcy Code), (iv) if it beneficially owns any Notes, was not solicited to this Agreement by any public announcement of the Offer or the Prepackaged Plan or by any registration statement (or the filing thereof) related thereto filed with the Commission, and (v) the transferee became interested in purchasing the Notes or Loans through a pre-existing relationship with the transferor and not by means of a general solicitation or general advertising.
          (e) Such Consenting Noteholder understands and agrees that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that such Securities have not been and, except as contemplated by the Exchange Registration Rights Agreement, will not be registered under the Securities Act and that such Securities may be offered, resold, pledged or otherwise transferred only (i) in a transaction not involving a public offering, (ii) pursuant to an exemption from registration requirements under the Securities Act provided by Rule 144 thereunder (if available), (iii) pursuant to an effective registration statement under the Securities Act, or (iv) to the Company or one of its Subsidiaries, in each of cases (i) through (iv) in accordance with any applicable securities Laws of any State of the United States, and that it will, and each subsequent holder is required to, notify any subsequent purchaser of Securities from it of the resale restrictions referred to above, as applicable, and will provide the Company and the transfer agent such certificates and other information as they may reasonably require to confirm that the transfer by it complies with the foregoing restrictions, if applicable; provided, however, that if the Securities are distributed to the Consenting Creditor under the Prepackaged Plan, such Securities may be resold, pledged or otherwise transferred to the extent allowed by Section 1145 of the Bankruptcy Code.

          (f) Except to the extent that Securities distributed under the Prepackaged Plan may be resold, pledged or otherwise transferred under Section 1145 of the Bankruptcy Code (and not otherwise prohibited because such Consenting Noteholder is deemed an underwriter as defined in subsection (b) of Section 1145 of the Bankruptcy Code), such Consenting Noteholder understands that, unless sold pursuant to a registration statement that has been declared effective under the Securities Act or in compliance with Rule 144, the Company may require that the Securities will bear a legend or other restriction substantially to the following effect (it being agreed that if the Securities are not certificated, other appropriate restrictions shall be implemented to give effect to the following):
THIS INSTRUMENT WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, (THE “SECURITIES ACT”) AND THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION THEREFROM UNDER SUCH ACT OR SUCH LAWS.
          (g) Such Consenting Creditor:
          (i) is able to fend for itself in the transactions contemplated hereby;
          (ii) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Securities;
          (iii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment;
          (iv) acknowledges that (1) it has conducted its own investigation of the Company and the terms of the Securities, (2) it has had access to the Company’s public filings with the Commission and to such financial and other information as it deems necessary to make its decision to purchase the Securities, and (3) has been offered the opportunity to ask questions of the Company and received answers thereto, as it deemed necessary in connection with the decision to purchase the Securities; and
          (v) understands that the Company will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
          (h) Such Consenting Creditor acknowledges that the Common Stock is listed on the New York Stock Exchange and the Company is required to file reports containing certain business and financial information with the Commission pursuant to the reporting requirements of the Exchange Act, and that it is able to obtain copies of such reports.

     Section 3.2 Representations and Warranties of the Company. The Company hereby represents and warrants to the Consenting Creditors, that, except as otherwise disclosed in the Company’s 2008 10-K or the SEC Reports:
          (a) The Company has the requisite capacity and authority to execute and deliver this Agreement and to fulfill and perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding agreement enforceable by the Consenting Creditors against the Company in accordance with its terms, subject to the Bankruptcy Exceptions.
          (b) Neither the execution, delivery and performance by the Company of this Agreement nor the consummation of the Transactions, including, without limitation, the filing and prosecution of the Prepackaged Plan, nor compliance by the Company with any of the provisions hereof will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien (other than (1) Permitted Liens and (2) as of the Closing, Liens granted pursuant to the Amended Credit Agreement and the other Amended Credit Documents and (3) as of the Closing, Liens granted pursuant to the ABL Agreement and the other ABL Documents) upon any of the properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of (x) its Certificate of Incorporation or By-laws or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound, or to which the Company or any of its Subsidiaries or any of the properties, assets, or rights of the Company or any of its Subsidiaries may be subject, or (B) subject to compliance with the Statutes and Regulations, violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, Order, writ, injunction or decree applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except in the case of clause (A)(y), with respect to the Credit Agreement and related agreements, the Notes and certain Company Benefit Plans and, if the Restructuring is being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding, for any violations, conflicts and breaches arising solely from the commencement of the Prepackaged Plan Proceedings and in the case of clauses (A)(y) and (B), for such violations, conflicts and breaches that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Statutes and Regulations” means (I) the filing of the Series B Preferred Stock CoD with the Secretary of State of the State of Delaware, (II) the passage of the applicable ten (10) day notice period in compliance with Paragraph 312.05 of the New York Stock Exchange’s Listed Company Manual, (III) the filing and approval of subsequent listing applications with the New York Stock Exchange, (IV) in connection or in compliance with the HSR Act, (V) the filing with the Commission of the Schedule TO, the Form S-4, the Offer Documents and any Other Required Company Filings and the filings with the Commission or any other Governmental Entity pursuant to the applicable requirements of any federal or state securities or “Blue Sky” laws, (VI) such other consents, approvals, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (VII) in the event the Restructuring is being effectuated through the Prepackaged Plan, notice to, filing with, exemption or review by, or authorization, consent or approval of, the Bankruptcy Court (including entry of the Confirmation Order).
          (c) The representations of the Company set forth in the Investment Agreement in Sections 4(a), (b) and (c) and set forth below are true and correct as of the date hereof and shall be true and correct upon the consummation of the Transactions:
          (i) Securities. Subject to Section 6(p) of the Investment Agreement, in the event the Restructuring is being effectuated through the Prepackaged Plan and the satisfaction of the Prepackaged Plan Conditions, the Securities shall have been duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefor as contemplated by the Offer or the Prepackaged Plan, the Securities will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability, will not be subject to preemptive rights of any other stockholder of the Company and will be free of restrictions on transfer other than restrictions on transfer under the Transaction Documents, this Agreement, and under applicable state and federal securities laws.
          (ii) Compliance with New York Stock Exchange Continued Listing Requirements. The Common Stock is as of the date of this Agreement listed on the New York Stock Exchange. The Company is as of the date of this Agreement in compliance in all material respects with applicable continued listing requirements of the New York Stock Exchange, and the Company has not received any notice of the delisting of the Common Stock from the New York Stock Exchange.
          (iii) Board Approvals. At a duly held meeting on August 31, 2009, the Board unanimously determined that this Agreement and the Transactions, including without limitation the issuance of the Securities, the compliance with the terms of this Agreement, are in the best interests of the Company and the Company’s Subsidiaries.
IV. ADDITIONAL COVENANTS
     Section 4.1 Disclosure. Without the consent of any Consenting Creditor, the Company may not publish or disclose in any announcement or disclosure such individual Consenting Creditor’s identity and ownership of Loans and Notes. The Company may publish or disclose the aggregate amount of the Consenting Creditors’ Loans and/or Notes without reference to any individual Consenting Creditors’ Loans or Notes and the nature of the Consenting Creditor’s obligations under this Agreement; provided that, the Consenting Creditors shall have a reasonable opportunity to review and comment on any such announcement or disclosure prior to its publication, filing or disclosure.
     Section 4.2 Additional Covenants of the Company. (a) As long as the End Date (as defined below) has not occurred, the Company shall use its commercially reasonable efforts to successfully consummate the Transactions in the manner and in accordance with the timeline contemplated by this Agreement and the Investment Agreement.

          (b) The Company shall not enter into any agreement or other arrangement with any holder of Loans or Notes with respect to or relating in any way to the transactions contemplated by the Investment Agreement if such agreement or other arrangement contains any term or provision relating to the consideration in respect of such Loans or Notes, including any agreement to pay any fee or other consideration (whether or not in cash), and any conditions relating to such payments, that is more favorable to such holder than those contained in agreements and arrangements with the Consenting Noteholders or Consenting Lenders, as applicable, without also providing such term, provision or condition for the benefit of the Consenting Noteholder or Consenting Lender, as applicable, party to this Agreement.
     Section 4.3 Consenting Creditor Shelf Registration Statement. If the Restructuring is completed pursuant to the Offer or, if the Restructuring is completed through a prepackaged bankruptcy and the Securities received by the Consenting Creditors are not freely tradeable pursuant to the provisions of section 1145 of the Bankruptcy Code, unless the Securities received by each Consenting Creditor in the Offer or pursuant to the bankruptcy plan are registered, the Company will enter into a registration rights agreement (the “Exchange Registration Rights Agreement”) containing customary indemnification provisions for selling stockholders and providing that the Company will, subject to customary blackout periods in connection with earnings releases and material corporate developments, (i) file with the SEC as soon as practicable, but in any event not later than 5 Business Days following the consummation of the Offer or the effective date of any bankruptcy plan, as the case may be, a “shelf” registration statement covering resales of the Securities received by each Consenting Creditor in the Offer or pursuant to the bankruptcy plan on a delayed or continuous basis and (ii) use its best efforts to maintain the effectiveness of such registration until the earlier of (A) six months after the completion of the Restructuring and (B) the date on which all such Securities held by the Consenting Creditors can be resold pursuant to Rule 144 without limitation as to volume or compliance with any manner of sale requirements; provided, however, that, if, during the six months after the completion of the Restructuring, there is not “adequate current public information” with respect to the Company for purposes of resales of Common Stock under Rule 144(c) under the Securities Act, then the words “six months” in the immediately preceding clause (A) shall be replaced with words “twelve months.” The Company shall pay all expenses incurred in connection the filing of the registration statement pursuant to this Section 4.3.
     Section 4.4 Acceptability of Initial Unaffiliated Shareholder Directors. The Company agrees that the directors who are members of the Board effective as of the Closing shall include two Independent Directors (as defined in the Stockholders Agreement in the form attached to the Investment Agreement as in effect on the date hereof) who are Unaffiliated Shareholder Directors (as defined in the Stockholders Agreement in the form attached to the Investment Agreement as in effect on the date hereof) (the “Initial Unaffiliated Shareholder Directors”). So long as this Agreement is in effect and there has been no breach by the Consenting Creditors of their obligations under Sections 2.1, 2.2, 2.3, 2.4(c) or 6.19 of this Agreement and there has been no material breach by the Consenting Creditors of their obligations under Sections 2.4(a) or 2.4(d) of this Agreement, (i) Noteholders representing at least a majority of the outstanding Notes may submit proposed persons to serve as the Initial Unaffiliated Shareholder Directors, and the Company shall consider in good faith any such proposed persons; (ii) prior to the appointment of the Initial Unaffiliated Shareholder Directors, the Company shall provide notice prior to the Closing of the Company’s proposed Initial Unaffiliated Shareholder Directors; and (iii) in the event that Noteholders representing at least a majority of the outstanding Notes provide written notice to the Company within 7 Business Days that they object to the proposed Initial Unaffiliated Shareholder Directors, the Company shall propose (and, if necessary, continue to propose) alternative Initial Unaffiliated Shareholder Directors so that at least one of the two Initial Unaffiliated Shareholder Directors is acceptable to Noteholders representing at least a majority of the outstanding Notes (which acceptance shall, in the case of the initially proposed Initial Unaffiliated Shareholder Directors, be evidenced by the absence of a written objection within 7 Business Days of notice of such initially proposed Initial Unaffiliated Shareholder Directors and, in the case of any subsequently proposed Initial Unaffiliated Shareholder Directors, be evidenced by the absence of a written objection within 2 Business Days of notice of such subsequently proposed Initial Unaffiliated Shareholder Directors).
V. TERMINATION
     Section 5.1 Termination by Consenting Creditors. This Agreement may be terminated by the Required Consenting Creditors:
          (a) upon the occurrence (or non-occurrence) of any event specified in Section 8 (other than Sections 8(a)(vi)) of the Investment Agreement that would permit either the Company or the Investor to terminate the Investment Agreement, in each case, without taking into account any alteration or amendment of such Sections subsequent to the date hereof or any waivers or consents granted by the Investor or the Company, as applicable, of the occurrence (or non-occurrence) of such events (provided that this Agreement shall not terminate pursuant to this Section 5.1(a) with respect to a Consenting Creditor unless such Consenting Creditor shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been a proximate cause of such occurrence (or non-occurrence));
          (b) if the Company shall have materially breached any of its obligations set forth in this Agreement;
          (c) if the Investment Agreement shall have been terminated in accordance with its terms;
          (d) if (i) the economic terms of the Transactions are altered or amended in a manner adverse to the Consenting Lenders, (ii) the consideration (or mix of consideration) being offered in the Transactions is altered or amended, (iii) the other terms of the Transactions are altered or amended in a manner materially adverse to the Consenting Creditors, or (iv) the Minimum Condition (as defined in the Investment Agreement) shall have been decreased or is altered or amended, or the Amended Credit Agreement is executed and in effect and, at such time, the Amended Credit Agreement is not binding on all Term Lenders; provided, however, this Agreement may not be terminated by the Required Consenting Creditors pursuant to this Section 5.1(d), as a result of (x) any alterations or amendments to the Form of Amended Credit Agreement after giving effect to the matters referred to in Schedule B hereto or (y) the form and substance of the Ancillary Refinancing Documents to be entered into or delivered pursuant to or in connection with any of the transactions contemplated by the Amended Credit Agreement, that in each case, are agreed upon by Wachovia Bank, National Association (or any successor thereto), as administrative agent, as contemplated in Section 2.2;
          (e) an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, other than an Event of Default under clause (d) or (e) of Section 7.1 of the Credit Agreement resulting from the filing of an insolvency proceeding by the Company so long as the Company is pursuing the Prepackaged Plan; or
          (f) at any time after 11:59 p.m. on January 15, 2010.
     Section 5.2 Notice of Termination. In the event that the Required Consenting Creditors desire to terminate this Agreement pursuant to Section 5.1, the Required Consenting Creditors shall provide written notice to the Company of the basis of such termination, and such termination shall be effective within three (3) Business Days of receipt by the Company of such written notice unless the basis of such termination has been cured by the Company (it being agreed that, during such 3-Business-Day period, the Consenting Noteholders obligations under Article II (other than those set forth in Sections 2.4(c) and 2.4(d)) of this Agreement shall be suspended and the Company shall not be permitted to consummate the Offer, the Prepayment, the Restatement, or the Prepackaged Plan during such period in reliance on the Loans or Notes subject to this Agreement or the votes of the Consenting Creditors).
     Section 5.3 Effect of Termination. (a) Upon the Closing, the rights and obligations of all the parties will terminate and become void without further action by any party and (b) if this Agreement shall be terminated in accordance with its terms prior to the completion of the Restructuring, all votes and tenders delivered by a Consenting Creditor prior to such termination shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Company and the rights and obligations of all the parties will terminate and become void without further action by any party, except, in each of clause (a) and clause (b), for the provisions of Section 5.1, Section 5.2, this Section 5.3 and Article VI, and in the case of clause (a), Section 4.3, which will survive such termination. For the avoidance of doubt, the termination of this Agreement shall not relieve any party of liability for any willful breach of this Agreement prior to the time of termination.
VI. GENERAL
     Section 6.1 Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier service, or when received by facsimile transmission if promptly confirmed, as follows:
          (a) if to a Consenting Creditor, to the address set forth below such Consenting Creditor’s name on the signature pages hereto; and
          (b) if to the Company, to it at:
NCI Building Systems, Inc.
Attention: General Counsel
10943 North Sam Houston Parkway West

Houston, Texas 77064
Fax: (281) 477-9674
with a copy to (which shall not constitute notice):
Wachtell, Lipton, Rosen & Katz
Attention: Mark Gordon
51 West 52nd Street
New York, New York 10019
Fax: (212) 403-2000
or to such other address, facsimile number or telephone as either party may, from time to time, designate in a written notice given in a like manner.
     Section 6.2 Parties in Interest. Other than with respect to the parties to this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     Section 6.3 Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and to be performed within the State of Delaware, without giving effect to conflicts of law rules that would require or permit the application of the laws of another jurisdiction.
     Section 6.4 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.
     Section 6.5 Assignment. Except for Transfers permitted by Section 2.4(c), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of each of the other parties. Subject to the first sentence of this Section 6.5, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Any attempted assignment in violation of this Section 6.5 shall be void. For purposes of this Agreement, “successor” for any entity other than a natural person shall mean a successor to such entity as a result of such entity’s merger, consolidation, sale of substantially all of its assets, or similar transaction.
     Section 6.6 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.
     Section 6.7 Amendments. This Agreement may not be modified or amended with respect to the Consenting Creditors except pursuant to an instrument in writing signed by the Requisite Consenting Creditors; provided that any such modification or amendment that treats one Consenting Creditor in an adverse manner as compared to any other Consenting Creditor shall not be effective unless such Consenting Creditor shall have consented to such modification or amendment. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.
     Section 6.8 Waiver. The Company may, in its sole discretion, (i) extend the time for the performance of any of the obligations of any Consenting Creditor, (ii) waive any inaccuracies in the representations and warranties of any Consenting Creditor contained in this Agreement or in any document delivered under this Agreement or (iii) waive compliance by any Consenting Creditor with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.
     Section 6.9 Fees and Expenses. Except as set forth in the next sentence and in the Credit Agreement, each party is responsible for its own fees and expenses (including the fees and expenses of counsel, financial consultants, investment bankers and accountants) in connection with the entry into this Agreement and the transactions contemplated hereby. The Company shall pay all reasonable out-of-pocket costs and expenses of the Consenting Creditors (including, without limitation, the reasonable fees and disbursements of counsel) incurred in connection with the enforcement of any of their rights and remedies hereunder.
     Section 6.10 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.
     Section 6.11 Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.
     Section 6.12 Counterparts; Effectiveness; Execution. This Agreement may be executed in any number of counterparts, all of which are one and the same agreement. This Agreement will become effective and binding upon each Consenting Creditor when executed by such Consenting Creditor. This Agreement may be executed by facsimile signature by any party and such signature is deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.
     Section 6.13 Specific Performance; Jurisdiction.
          (a) The parties agree that irreparable damage would occur for which money damages would not suffice in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the parties would not have any adequate remedy at Law. It is accordingly agreed that the non-breaching party shall be entitled to an injunction, temporary restraining order or other equitable relief exclusively (i) if the Company has commenced a case under the Bankruptcy Code, in the Bankruptcy Court or (ii) if the Company has not commenced a case under the Bankruptcy Code, in the Delaware Court of Chancery enjoining any such breach and enforcing specifically the terms and provisions hereof, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware. The foregoing is in addition to any other remedy to which any party is entitled at Law, in equity or otherwise.
          (b) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively (i) if the Company has commenced a case under the Bankruptcy Code, in the Bankruptcy Court or (ii) if the Company has not commenced a case under the Bankruptcy Code, in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 6.13, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
          (c) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party or by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 6.1. Nothing in this Section 6.13 shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.
     Section 6.14 Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party (i) certifies and acknowledges that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, and (ii) acknowledges that it understands and has considered the implications of this waiver and makes this waiver voluntarily, and that it and the other parties have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this Section 6.14.
     Section 6.15 No Waiver of Participation and Reservation of Rights. Notwithstanding anything to the contrary in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Consenting Creditors to protect and preserve its rights, remedies and interests, including without limitation, its claims against the Company in respect of Loans and Notes or otherwise, or its full participation in the Cases as a party in interest. If the transactions contemplated by the Investment Agreement are not consummated, or if this Agreement is terminated for any reason, the parties fully reserve any and all of their rights.
     Section 6.16 Consenting Creditor Obligations Several and not Joint. The obligations of the Consenting Creditors hereunder shall be several and not joint, and no Consenting Creditor shall be liable for any breach of the terms of this Agreement by any other Consenting Creditor
     Section 6.17 Settlement Discussions. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the parties hereto. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement.

     Section 6.18 Status of Consenting Creditors. Each Consenting Creditor acknowledges that its decision to enter into this Agreement has been made by such Consenting Creditor independently of any other Consenting Creditor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or of the Subsidiaries which may have been made or given by any other Consenting Creditor or by any agent or employee of any other Consenting Creditor. Each Consenting Creditor acknowledges that nothing contained herein, or in any Transaction Documents entered into with respect to the Transactions (including the Investment Agreement and any amendments thereto), and no action taken by any Consenting Creditor pursuant hereto or thereto, including any renegotiation, amendment, early conversion, exercise or termination, or other modification to the Transactions or the Transaction Documents, shall be deemed to constitute the Consenting Creditors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Consenting Creditors are in any way acting in concert or as a “group” for purposes of Section 13(d) of the Exchange Act with respect to such obligations or the Transactions contemplated by the Transaction Documents.
     Section 6.19 No Impairment of Put Right. Notwithstanding anything to the contrary contained in this Agreement, the parties agree that nothing in this Agreement shall limit or impair the ability of a Consenting Creditor to exercise its put right with respect to the Notes under Section 3.06 of the Indenture, to deliver any notice with respect thereto or to take any other action required to consummate such put, in each case, in accordance with the terms of, and subject to the conditions set forth in, the Indenture; provided that the Consenting Creditors agree not to exercise such put right or deliver any notice with respect thereto prior to November 13, 2009.
[Remainder of page intentionally left blank. Signature Page Follows.]

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

NCI BUILDING SYSTEMS, INC.
By:	/s/ Mark E. Johnson
Name:	Mark E. Johnson
Title:	Executive Vice President, Chief Financial Officer and Treasurer

[Signature page to the Lock-Up and Voting Agreement]

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.
CONSENTING NOTEHOLDERS:
CONSENTING LENDERS:
[Signature page to the Lock-Up and Voting Agreement]

SCHEDULE A
CONSENTING NOTEHOLDERS:
CONSENTING LENDERS:

SCHEDULE B
The term “Form of Amended Credit Agreement” used in this Schedule B has the meaning ascribed to such term in the Investment Agreement without giving effect to the Investment Agreement Amendment.
     1. Upon the effectiveness of the Restatement on the Closing Date, the Lenders that execute the new credit agreement (in the form of the Form of Amended Credit Agreement after giving effect to the matters referred to in this Schedule B) prior to the filing of the Prepackaged Plan shall receive a consent fee equal to 2.0% of the aggregate principal amount of Loans held by such Lenders that is prepaid pursuant to the Prepayment, in addition to the consent fee previously offered by the Company equal to 2.0% of the aggregate principal amount of Loans held by such Lenders that remain outstanding after giving effect to the Prepayment. Such fees shall be paid to the Administrative Agent for the account of such Lenders. Such fees together comprise the total consent fee to be paid to such Lenders with respect to the Restatement and related transactions.
     2. The definition of the term “Applicable Margin” in the Form of Amended Credit Agreement will be modified (a) to substitute “5.00% per annum” for “4.00% per annum” with respect to ABR Loans, and “6.00% per annum” for “5.00% per annum” with respect to Eurocurrency Loans, respectively, in clause (i) thereof, and (b) to insert the phrase “ending on or after October 30, 2011” after the phrase “most recently completed fiscal quarter of the Borrower” in clause (ii) thereof.
     3. The following definition will be added to the Form of Amended Credit Agreement in appropriate alphabetical order:
     “2009 Tax Refund”: any U.S. federal or state income tax refund received by the Borrower or any Subsidiary thereof (including the amount of such refund that would have been received by the Borrower or such Subsidiary but for being utilized to offset any tax liability otherwise payable by the Borrower or such Subsidiary) to the extent attributable to (and that would not have been so received but for) any carryback of net operating losses, capital losses, tax credits or similar tax attributes, if any, of the Borrower and its Subsidiaries for the taxable year ended on November 1, 2009 to any prior taxable year, provided that, for these purposes, (i) the amount of any state income tax refund shall be net of U.S. federal income tax cost thereof to the Borrower or any of its Subsidiaries, (ii) a 2009 Tax Refund shall not include any refund of state income taxes as a result of an audit or examination of any tax return of the Borrower or any Subsidiary thereof and (iii) a 2009 Tax Refund shall not include any refund of U.S. federal income taxes as a result of an audit or examination of any tax return of the Borrower or any Subsidiary thereof unless the amount of such refund exceeds $4,000,000.
     “Tax Refund Calculation Date: (i) each day on which the Borrower or any Subsidiary receives a 2009 Tax Refund of U.S. federal income taxes and (ii) the last day of any fiscal quarter of the Borrower if during such fiscal quarter the Borrower and its Subsidiaries have received 2009 Tax Refunds of state income taxes, in the aggregate, in excess of $100,000, provided that if, during any fiscal quarter, the Borrower and its Subsidiaries have received 2009 Tax Refunds of state income taxes that, in the aggregate, do not exceed $100,000, then the amount of such 2009 Tax Refunds received in such fiscal quarter shall be treated as being received by the Borrower and its Subsidiaries in the immediately following fiscal quarter for the purpose of this clause (ii).
     4. The definition of “Excess Cash Flow” in the Form of Amended Credit Agreement will be modified to delete the words “plus (m)” in the last line thereof and insert in lieu thereof the words “minus (m) to the extent included in calculating EBITDA for such period, any 2009 Tax Refund or any portion thereof, plus (n)”.
     5. Section 3.4(c) of the Form of Amended Credit Agreement will be modified to renumber paragraph (iii) as paragraph (iv).
     6. Section 3.4(c) of the Form of Amended Credit Agreement will be modified to insert a new paragraph (iii) in numerical order as follows:
     “(iii) On or before the date (each such date, a “Tax Refund Prepayment Date”) that is 45 calendar days after each Tax Refund Calculation Date, the Borrower shall, in accordance with Section 3.4(d) and Section 3.4(e), prepay the Term Loans in an amount equal to the Tax Refund Prepayment Amount (if greater than zero) with respect to such Tax Refund Calculation Date. As used herein, the term “Tax Refund Prepayment Amount” with respect to any Tax Refund Calculation Date means the amount equal to the excess of (1) the greater of (x) $10 million and (y) 50% of the aggregate amount of all 2009 Tax Refunds received by the Borrower and its Subsidiaries from the date of this Agreement to such Tax Refund Calculation Date over (2) the aggregate principal amount of Term Loans prepaid pursuant to Section 3.4(a) (other than any principal amount of Term Loans so prepaid that has previously been applied by the Borrower pursuant to Section 3.4(c)(ii) to reduce the amount of any prepayment of Term Loans otherwise required pursuant to Section 3.4(c)(ii)), repurchased pursuant to Section 3.4(b) or prepaid pursuant to this Section 3.4(c)(iii), in each case from the date of this Agreement to the Tax Refund Prepayment Date corresponding to such Tax Refund Calculation Date.”
     7. Section 3.4(c)(ii) will be modified to insert the phrase “(other than any principal amount of Term Loans so prepaid that has previously been applied by the Borrower pursuant to Section 3.4(c)(iii) to reduce the amount of any prepayment of Term Loans otherwise required pursuant to Section 3.4(c)(iii))” after the phrase “the aggregate principal amount of Term Loans prepaid pursuant to Section 3.4(a)” where it appears twice in Section 3.4(c)(ii).
     8. Article VI of the Form of Amended Credit Agreement will be modified to add the following:
     “Section 6.11 2009 Tax Refund.
     “The Borrower shall use reasonable best efforts to obtain the maximum amount of any 2009 Tax Refund of U.S. federal income taxes and shall use commercially reasonable efforts to obtain any 2009 Tax Refund of state income taxes, in each case that is legally due to the Borrower or any Subsidiary thereof, as soon as reasonably practicable and based on positions determined by the Borrower in good faith and consistent with past practice of the Borrower and its Subsidiaries in the ordinary course, provided that this Section 6.11 shall not apply to any 2009 Tax Refund of state income taxes that, in the good faith judgment of the Borrower, is not expected to be greater than $25,000, and provided, further, that neither the Borrower nor any Subsidiary thereof shall be required to file any tax return prior to the due date (taking into account applicable extensions) for filing such tax return.”
     9. Article VI of the Form of Amended Credit Agreement will be modified to add a new affirmative covenant that will read as follows:
     “Section 6.12 Notice of Any ABL Refinancing.
     “If the Borrower shall have determined to replace or refinance the ABL Facility Agreement, the Borrower shall give notice to the Administrative Agent of such determination (and the Administrative Agent agrees to so notify the Lenders). The Lenders shall have an opportunity (for such period of time as the Borrower shall in good faith determine to be reasonable) to make a proposal to provide such replacement or refinancing of the ABL Facility Agreement, provided that (i) the Borrower shall not have any obligation to accept any such proposal or to enter into, continue or consummate any discussions, negotiations, understanding or agreement with any of the Lenders or any other Person with respect to any such proposal or any replacement or refinancing of the ABL Facility Agreement, (ii) if the Borrower elects to enter into any discussions or negotiations with any of the Lenders or any other Person with respect to any such proposal or any replacement or refinancing of the ABL Facility Agreement, the Borrower shall have the right in its sole discretion to suspend, discontinue or terminate such discussions or negotiations at any time or from time to time, and (iii) notwithstanding any other provision hereof, the Borrower shall not have any liability to any of the Lenders with respect to any fees, expenses or other obligations or liabilities that any of the Lenders or any other Person may incur in making any such proposal or in entering into or continuing any such discussions or negotiations.”
     10. Section 9.10 of the Form of Amended Credit Agreement will be modified to read as follows:
     “(a) Subject to the appointment of a successor as set forth herein, the Administrative Agent and the Collateral Agent may resign or be removed as Administrative Agent or Collateral Agent, respectively, under this Agreement and the other Loan Documents, as follows:
“(i)	The Administrative Agent and the Collateral Agent may resign as Administrative Agent or Collateral Agent, respectively, upon 10 days’ notice to the Lenders and the Borrower.

“(ii)	If the Administrative Agent or the Collateral Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Borrower may, upon 10 days’ notice to the Administrative Agent or Collateral Agent, as applicable, remove such agent.

“(iii)	If an ABL Default Event shall have occurred and be continuing, and the Administrative Agent or Collateral Agent, as applicable, is an Affiliate of or the same Person as the administrative agent or collateral agent under the ABL Facility Agreement, the Required Lenders may, upon 10 days’ notice to the Administrative Agent or Collateral Agent, as applicable, remove such agent.
     “(b) If the Administrative Agent or Collateral Agent shall resign or be removed as Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to approval by the Borrower, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Term Loans. After any retiring Agent’s resignation or removal as Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. Additionally, after any retiring Agent’s resignation as such Agent, the provisions of this Section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement and the other Loan Documents.
     “(c) Any successor agent shall be subject to approval by the Borrower, which approval (i) shall not be unreasonably withheld or delayed in the case of any successor agent that is a commercial bank with a combined capital and surplus of at least $500,000,000 and (ii) may otherwise be withheld by the Borrower in its sole discretion. It is understood and agreed that the Borrower shall have no obligation to pay any fee to any successor agent that is greater than or in addition to the fees payable to the Administrative Agent on the date hereof.”
     11. The Form of Amended Credit Agreement will be modified to include a definition of “ABL Default Event” that will provide that an ABL Default Event will have occurred if any of certain specified major events of default has occurred and is continuing, and the administrative agent or collateral agent under the ABL Facility Agreement shall have exercised any remedy provided for thereunder and shall not have rescinded such action.

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